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                       [MHM SERVICES, INC. LETTERHEAD]


                              CONTACT:     Michael S. Pinkert
                                           President and Chief Executive Officer
                                           703/749-4610
             FOR IMMEDIATE RELEASE
             ---------------------

               MHM SERVICES, INC. REORGANIZES FINANCE DEPARTMENT

Vienna, VA, July 22, 1997 -- MHM Services, Inc. (AMEX:MHM) today announced a reorganization of its Finance and Accounting Department as part of its continuing strategic move from ownership and management of inpatient psychiatric hospitals to the provision of mental health services at long-term care and correctional institutions. The timing of this reorganization was prompted, in part, by the resignation on July 11, 1997, of Carolyn Zimmerman who left her positions as Vice President of Finance, Treasurer, CFO, and a member of the Board of Directors of the Company and several of its wholly-owned subsidiaries.

Michael S. Pinkert, President and CEO, stated, "Over the last several months, we have experienced expansion in our new line of business serving long-term care facilities and correctional institutions. The measures announced today are intended to assure that MHM's financial management and information systems to support this expansion (originally designed for inpatient care) are state of the art or beyond."

The accounting firm of Watkins, Meegan, Drury & Company, L.L.C. has been retained to conduct a comprehensive review of MHM's accounting and financial management systems. During this analysis, Hartwell Philips, Jr., a Member of Watkins, Meegan, Drury & Company, L.L.C. will serve as Interim Chief Financial Officer. Joining Mr. Philips on the Company's financial management team are Darren L. Brady, hired as Controller on July 8, 1997, and Brian J. Bentz, hired as Director of Accounting for MHM on June 25, 1997. As part of this reorganization, Michael Zavala is assuming the additional responsibilities of Management Information Systems administration.

Ms. Zimmerman had been with MHM for approximately 11 years. She left to join the founders of Oncology Affiliates, Inc., a newly established company specializing in the development and management of Oncology Medical Practices.

Mr. Philips, a graduate of the University of Virginia, has considerable background in healthcare, including serving as Director of Finance for Physicians Healthplan, Inc., a 20,000 member HMO, and Assistant Controller at Medlantic Healthcare Group, a local
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medical center.  He was also with American Health Services, a psychiatric hospital chain where he served as Assistant Controller.

Mr. Brady is a CPA with a BS Degree in Business Administration. He formerly was with National Capital Area Blue Cross & Blue Shield as Controller of Subsidiaries and Director of Finance for National Capital Administrative Services, Inc.

Mr. Bentz is a CPA with over ten years of accounting experience who comes to the Company from United Psychiatric Group, an operator of psychiatric hospitals and integrated mental health systems.

MHM Services, Inc., is based in Vienna, Virginia, and provides sub-acute medical and behavioral health services via practice management of medical specialties. The Company serves more than 925 extended-care facilities, nursing homes, assisted-living centers and other adult community living institutions in 11 states. The Company also provides dental services to the Delaware Correctional System and mental health services to the Tennessee Correctional System through capitated contracts. MHM is a leader in the privatization of programs to underserved populations and beneficiaries of public funds. Services provided include behavioral healthcare, podiatry, optometry and dentistry. MHM also provides a range of healthcare services for schools and dialysis centers.



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